Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the inclusion in this Registration Statement of Skye Bioscience, Inc. on Form S-1 of our report dated March 21, 2024, with respect to our audits of the consolidated financial statements of Skye Bioscience, Inc. as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.
/s/ Marcum LLP
Marcum LLP
East Hanover, New Jersey
March 27, 2024